Exhibit 99.1

Alteryx Announces Second Quarter 2018 Financial Results
Revenue increased 54% year-over-year to $46.8 million
Dollar-based net revenue retention of 131%
Appoints President and New Chief Technology Officer

IRVINE, Calif. – August 8, 2018 – Alteryx, Inc. (NYSE: AYX), revolutionizing business through data science and analytics, today announced financial results for its second quarter ended June 30, 2018.
“We had another outstanding quarter highlighted by over 50% revenue growth and continued leading net revenue retention,” said Dean Stoecker, CEO of Alteryx, Inc. “Alteryx achieved a key milestone during the second quarter, having crossed $200 million in annual recurring revenue, as we continue to benefit from market tailwinds as companies of all sizes in diverse industries across the globe seek to turn data into insights for better business results. We believe that Alteryx can become synonymous with analytics by delivering high value data science and analytics outcomes for our customers each and every day.”
Second Quarter 2018 Financial Highlights

•	Revenue: Revenue for the second quarter of 2018 was $46.8 million, an increase of 54% on a year-over-year basis.

•
Gross Profit: GAAP gross profit for the second quarter of 2018 was $41.5 million, or a GAAP gross margin of 89%, an increase compared to GAAP gross profit of $25.0 million, or a GAAP gross margin of 83%, in the second quarter of 2017. Non-GAAP gross profit for the second quarter of 2018 was $42.2 million, or a non-GAAP gross margin of 90%, an increase compared to non-GAAP gross profit of $25.4 million, or a non-GAAP gross margin of 84%, in the second quarter of 2017.

•
Loss from Operations: GAAP loss from operations for the second quarter of 2018 was $(8.9) million, compared to a loss from operations of $(8.1) million for the second quarter of 2017. Non-GAAP loss from operations for the second quarter of 2018 was $(4.3) million, an improvement compared to non-GAAP loss from operations of $(5.5) million for the second quarter of 2017.

•
Net Loss: GAAP net loss attributable to common stockholders for the second quarter of 2018 was $(5.3) million, compared to a GAAP net loss attributable to common stockholders of $(7.0) million for the second quarter of 2017. GAAP net loss per share attributable to common stockholders for the second quarter of 2018 was $(0.09), based on 60.7 million weighted-average basic and diluted shares outstanding, compared to a GAAP net loss per share attributable to common stockholders of $(0.12), based on 58.3 million weighted-average basic and diluted shares outstanding, for the second quarter of 2017.

Non-GAAP net loss for the second quarter of 2018 was $(5.6) million, compared to a non-GAAP net loss of $(5.3) million for the second quarter of 2017. Non-GAAP net loss per share for the second quarter of 2018 was $(0.09), based on 60.7 million non-GAAP weighted-average basic and diluted shares outstanding, compared to a non-GAAP net loss per share of $(0.09), based on 58.3 million non-GAAP weighted-average basic and diluted shares outstanding, for the second quarter of 2017.

•
Balance Sheet and Cash Flow: As of June 30, 2018, Alteryx had cash, cash equivalents, short-term and long-term investments of $405.2 million, compared with $194.1 million as of December 31, 2017. The increase in cash is primarily related to the issuance of our 0.50% Convertible Senior Notes due 2023. Cash used in operating activities for the second quarter was $(5.7) million compared to cash provided by operating activities of $0.7 million in the same period last year. For the first six months of 2018, cash provided by operating activities was $6.4 million compared to $5.7 million for the same period last year.

A reconciliation of GAAP to non-GAAP financial measures has been provided in the tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures and Operating Measures.”

Second Quarter and Recent Business Highlights

•
Ended the second quarter of 2018 with 3,940 customers, a 40% increase from the second quarter of 2017. Added 267 net new customers in the second quarter of 2018 compared to 258 net new customers in the second quarter of 2017.

•	Achieved a dollar-based net revenue retention rate of 131% for the second quarter of 2018.

•
Sold $230.0 million aggregate principal amount of our 0.50% Convertible Senior Notes due 2023, including the initial purchasers’ exercise in full of their option to purchase an additional $30.0 million of the notes.

•
Announced the general availability of the newest version of the Alteryx platform (2018.2) at its annual user conference, Inspire 2018. The release delivers new features across the platform to improve the analytic experience for IT, business analysts and data scientists, altering how they collaborate and scale analytics across the organization, find and connect to data, and ultimately drive business-changing insights.

Management Update
Ned Harding, chief technology officer (CTO) and co-founder, has decided to step down from the CTO position. Mr. Harding will serve in an advisory capacity to the board of directors and executive management through 2019. The board of directors has appointed Derek Knudsen as CTO, effective August 13, 2018. Mr. Knudsen will be responsible for software engineering, engineering operations, and information technology. In addition, the board of directors has appointed Scott Jones, the company’s chief revenue officer (CRO), as president and CRO. Mr. Jones joined the company in January 2017 as CRO, and as president he will be responsible for all go-to-market activities, including marketing.

“I want to acknowledge Ned’s tremendous contributions to the formation and development of Alteryx. The entire Alteryx team thanks him for everything he has done over the past two decades,” said Stoecker. “In order to support our continued growth, we are making a few organizational changes. With Ned’s transition to an advisor, we have the opportunity to reimagine the CTO role for a rapidly growing organization and I’m pleased to welcome Derek Knudsen to the Alteryx community as our new CTO. In addition, we have appointed Scott Jones, our CRO, as President and CRO of Alteryx, consolidating all of our go-to-market activities under Scott to best position Alteryx for sustained growth for years to come.”
Financial Outlook
As of August 8, 2018, guidance for the third quarter 2018 and full year 2018 is as follows:

•	Third Quarter 2018 Guidance:

•	Revenue is expected to be in the range of $49.0 million to $50.0 million.

•	Non-GAAP loss from operations is expected to be in the range of $(2.5) million to $(3.5) million.

•	Non-GAAP net loss per share is expected to be in the range of $(0.04) to $(0.06) based on approximately 61.5 million non-GAAP weighted-average basic and diluted shares outstanding.

•	Full Year 2018 Guidance:

•	Revenue is now expected to be in the range of $191.0 million to $193.0 million.

•	Non-GAAP loss from operations is now expected to be in the range of $(13.0) million to $(15.0) million.

•	Non-GAAP net loss per share is now expected to be in the range of $(0.24) to $(0.27) based on approximately 61.0 million non-GAAP weighted-average basic and diluted shares outstanding.
The financial outlook above for non-GAAP loss from operations and non-GAAP net loss per share exclude estimates for stock-based compensation expense, acquisition related adjustments, amortization of debt discount, and other non-recurring items. A reconciliation of the non-GAAP financial guidance measures to corresponding GAAP measures is not available on a forward-looking basis primarily as a result of the uncertainty regarding, and the potential variability of, stock-based compensation expense, acquisition related adjustments, amortization of debt discount, and other non-recurring items. In particular, stock-based compensation expense is impacted by our future hiring and retention needs, as well as the future fair market value of our Class A common stock, all of which is not within our control, is difficult to predict, and is subject to constant change. The actual amount of these expenses during 2018 will have a significant impact on our future GAAP financial results. Accordingly, a reconciliation of the non-GAAP financial guidance measures to the corresponding GAAP measures is not available without unreasonable effort.

Quarterly Conference Call
Alteryx will host a conference call today at 5:00 p.m. Eastern Time to discuss the company’s financial results. To access this call, dial 877-407-9716 (domestic) or 201-493-6779 (international). A live webcast of this conference call will be available on the “Investors” page of the company’s website at www.alteryx.com.
Following the conference call, a telephone replay will be available through August 14, 2018, at 844-512-2921 (domestic) or 412-317-6671 (international). The replay passcode is 13681464. An archived webcast of this conference call will also be available in the “Investors” section of the company’s website.

Non-GAAP Financial Measures and Operating Measures
To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP gross profit, non-GAAP gross margin, non-GAAP loss from operations, non-GAAP net loss, non-GAAP net loss per share, and non-GAAP weighted-average diluted shares outstanding. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP.
We use non-GAAP measures to internally evaluate and analyze financial results. We believe these non-GAAP financial measures provide investors with useful supplemental information about the financial performance of our business, enable comparison of financial results between periods where certain items may vary independent of business performance, and enable comparison of our financial results with other public companies, many of which present similar non-GAAP financial measures. We exclude the following items from one or more of our non-GAAP financial measures:
Stock-based compensation expense. We exclude stock-based compensation expense, which is a non-cash expense, from certain of our non-GAAP financial measures because we believe that excluding this item provides meaningful supplemental information regarding operational performance. In particular, companies calculate stock-based compensation expense using a variety of valuation methodologies and subjective assumptions.
Acquisition related adjustments. We exclude amortization of intangible assets and changes in fair value of contingent consideration, and related income tax adjustments, which are non-cash, related to business combinations from certain of our non-GAAP financial measures. We exclude such expenses as they are related to a business combination and have no direct correlation to the operation of our business.
Accretion of Series A redeemable convertible preferred stock. We exclude accretion relating to our Series A redeemable convertible preferred stock from non-GAAP net loss per share because this is a non-cash item that will not recur in the periods following the three months ended March 31, 2017.
Convertible senior notes adjustments: We exclude the portion of amortization of debt discount and income tax adjustments that relate to the equity component of our convertible notes, which are non-cash, from certain of our non-GAAP financial measures. We exclude such expenses as they are non-cash and have no direct correlation to the operation of our business.
In addition, we adjust non-GAAP weighted-average diluted shares outstanding to include the conversion of the redeemable convertible preferred stock into shares of common stock as though the conversion had occurred at the beginning of each of the respective periods.
Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, we exclude stock-based compensation expense, amortization of intangible assets, and amortization of debt discount which are recurring and will be reflected in our financial results for the foreseeable future. The non-GAAP measures we use may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes. We compensate for these limitations by providing specific information regarding the GAAP items excluded from these non-GAAP financial measures.
The company also uses annual recurring revenue (ARR) as one of our operating measures to assess the health and trajectory of our business. ARR should be viewed independently of revenue and deferred revenue as ARR is a performance metric and is not intended to be combined with any of these items. ARR represents the total annual contract value for active customer subscription contracts as of the measurement date.

Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding our outlook for the third quarter 2018 and full year 2018, our market opportunity, our ability to execute our long-term growth strategy, and other future events. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including, but not limited to: our limited operating history under our current business model; our ability to manage our growth effectively; the rate of growth in the market for analytics products and services; our ability to attract new customers and expand sales to existing customers; our ability to develop and release product and service enhancements and new products and services to respond to rapid technological change in a timely and cost-effective manner; intense and increasing competition in our market; our ability to develop, maintain, and enhance our brand and reputation cost-effectively; our ability to expand our sales force and the effectiveness of our sales force; our ability to establish and maintain successful relationships with our channel partners; risks associated with our international operations; litigation, and related costs; security breaches; and other general market, political, economic, and business conditions.
Additional risks and uncertainties that could affect our financial results are included under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017, which is available on the Investor Relations page of our website at www.alteryx.com and on the SEC website at www.sec.gov. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the three months ended June 30, 2018. All forward-looking statements contained herein are based on information available to us as of the date hereof and we do not assume any obligation to update these statements as a result of new information or future events.
About Alteryx, Inc.
Revolutionizing business through data science and analytics, Alteryx offers an end-to-end analytics platform that empowers data analysts and scientists alike to break data barriers, deliver insights, and experience the thrill of getting to the answer faster. Organizations all over the world rely on Alteryx daily to deliver actionable insights. For more information visit www.alteryx.com.
Alteryx is a registered trademark of Alteryx, Inc. All other product and brand names may be trademarks or registered trademarks of their respective owners.
Media Contact
Alteryx, Inc.
Emily Singer
esinger@alteryx.com
Investor Contacts
Alteryx, Inc.
Karen Moran, 844-842-1912
VP Investor Relations
kmoran@alteryx.com
or
ICR
Staci Mortenson
Investor Relations
Staci.Mortenson@icrinc.com

Alteryx, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenue	$46,796	$30,319	$89,617	$58,864
Cost of revenue	5,269	5,294	10,273	10,120
Gross profit	41,527	25,025	79,344	48,744
Operating expenses:
Research and development	10,181	7,147	20,949	13,169
Sales and marketing	28,335	17,589	51,437	33,217
General and administrative	11,938	8,427	21,733	16,110
Total operating expenses	50,454	33,163	94,119	62,496
Loss from operations	(8,927)	(8,138)	(14,775)	(13,752)
Interest expense	(1,398)	—	(1,400)	—
Other income (expense), net	(834)	337	(64)	434
Loss before benefit from income taxes	(11,159)	(7,801)	(16,239)	(13,318)
Benefit from income taxes	(5,864)	(807)	(5,758)	(657)
Net loss	$(5,295)	$(6,994)	$(10,481)	$(12,661)
Less: Accretion of Series A redeemable convertible preferred stock	—	—	—	(1,983)
Net loss attributable to common stockholders	$(5,295)	$(6,994)	$(10,481)	$(14,644)
Net loss per share attributable to common stockholders, basic and diluted	$(0.09)	$(0.12)	$(0.17)	$(0.31)
Weighted-average shares used to compute net loss per share attributable to common stockholders, basic and diluted	60,685	58,262	60,372	46,757

Alteryx, Inc.
Stock-Based Compensation Expense
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Cost of revenue	$206	$124	$345	$245
Research and development	721	463	1,954	699
Sales and marketing	1,613	524	2,770	1,183
General and administrative	1,354	1,177	2,614	2,103
Total	$3,894	$2,288	$7,683	$4,230

Alteryx, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$98,571	$119,716
Short-term investments	232,044	54,386
Accounts receivable, net	44,592	49,797
Deferred commissions	12,859	11,213
Prepaid expenses and other current assets	10,735	7,227
Total current assets	398,801	242,339
Property and equipment, net	10,482	7,492
Long-term investments	74,608	19,964
Goodwill	9,679	8,750
Intangible assets, net	10,267	7,995
Other assets	3,454	4,876
Total assets	$507,291	$291,416
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$8,392	$522
Accrued payroll and payroll related liabilities	11,675	11,835
Accrued expenses and other current liabilities	11,610	8,270
Deferred revenue	115,713	110,213
Total current liabilities	147,390	130,840
Convertible senior notes, net	168,255	—
Deferred revenue	3,023	3,545
Other liabilities	3,512	3,527
Total liabilities	322,180	137,912
Stockholders’ equity:
Preferred stock	—	—
Common stock	6	5
Additional paid-in capital	301,329	257,399
Accumulated deficit	(115,606)	(103,546)
Accumulated other comprehensive loss	(618)	(354)
Total stockholders’ equity	185,111	153,504
Total liabilities and stockholders’ equity	$507,291	$291,416

Alteryx, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Cash flows from operating activities:
Net loss	$(5,295)	$(6,994)	$(10,481)	$(12,661)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,227	873	2,528	1,439
Amortization of debt discount and issuance costs	1,261	—	1,261	—
Stock-based compensation	3,894	2,233	7,683	4,175
Provision for doubtful accounts and sales reserve, net of recoveries	27	434	(81)	784
Deferred income taxes	(6,033)	(1,048)	(6,033)	(1,048)
Change in fair value of contingent consideration	162	158	455	158
Loss on disposal of assets	9	2	9	32
Changes in operating assets and liabilities, net of effect of business acquisitions:
Accounts receivable	(15,083)	(3,517)	5,470	7,658
Deferred commissions	(1,528)	237	(1,746)	1,097
Prepaid expenses and other current assets and other assets	(1,020)	291	(3,604)	(929)
Accounts payable	6,585	2,486	7,028	1,961
Accrued payroll and payroll related liabilities	2,483	2,772	(153)	(734)
Accrued expenses and other current liabilities	143	12	(1,515)	989
Deferred revenue	7,251	2,681	5,364	2,563
Other liabilities	189	49	188	208
Net cash provided by (used in) operating activities	(5,728)	669	6,373	5,692
Cash flows from investing activities:
Purchases of property and equipment	(2,089)	(701)	(3,505)	(1,209)
Cash paid in business acquisitions, net of cash acquired	5	(5,213)	(3,537)	(9,097)
Purchases of investments	(188,226)	(60,018)	(271,817)	(76,053)
Maturities of investments	28,374	4,453	39,374	12,977
Net cash used in investing activities	(161,936)	(61,479)	(239,485)	(73,382)
Cash flows from financing activities:
Proceeds from issuance of senior convertible notes, net of issuance costs	224,775	—	224,775	—
Purchase of capped call	(19,113)	—	(19,113)	—
Proceeds from initial public offering, net of underwriting commissions and discounts	—	17,577	—	134,757
Payment of initial public offering costs	—	—	—	(797)
Payment of holdback funds from acquisition	—	—	(250)	—
Principal payments on capital lease obligations	(83)	(82)	(165)	(164)
Proceeds from exercise of stock options	1,852	122	6,824	1,006
Minimum tax withholding paid on behalf of employees for restricted stock units	(48)	—	(48)	—
Net cash provided by financing activities	207,383	17,617	212,023	134,802
Effect of exchange rate changes on cash and cash equivalents	(225)	22	(56)	(3)
Net increase (decrease) in cash and cash equivalents	39,494	(43,171)	(21,145)	67,109
Cash and cash equivalents—beginning of period	59,077	141,586	119,716	31,306
Cash and cash equivalents—end of period	$98,571	$98,415	$98,571	$98,415

Alteryx, Inc.
Reconciliation of GAAP Measures to Non-GAAP Measures
(in thousands, except percentages and per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Reconciliation of non-GAAP gross profit:
GAAP gross profit	$41,527	$25,025	$79,344	$48,744
GAAP gross margin	89%	83%	89%	83%
Add back:
Stock-based compensation expense	206	124	345	245
Amortization of intangible assets	451	236	897	301
Non-GAAP gross profit	$42,184	$25,385	$80,586	$49,290
Non-GAAP gross margin	90%	84%	90%	84%
Reconciliation of non-GAAP loss from operations:
GAAP loss from operations	$(8,927)	$(8,138)	$(14,775)	$(13,752)
GAAP operating margin	(19)%	(27)%	(16)%	(23)%
Add back:
Stock-based compensation expense	3,894	2,288	7,683	4,230
Amortization of intangible assets	579	238	1,088	303
Contingent consideration expense	162	158	455	158
Non-GAAP loss from operations	$(4,292)	$(5,454)	$(5,549)	$(9,061)
Non-GAAP operating margin	(9)%	(18)%	(6)%	(15)%
Reconciliation of non-GAAP net loss:
GAAP net loss attributable to common stockholders	$(5,295)	$(6,994)	$(10,481)	$(14,644)
Add back:
Stock-based compensation expense	3,894	2,288	7,683	4,230
Amortization of intangible assets	579	238	1,088	303
Accretion of Series A redeemable convertible preferred stock	—	—	—	1,983
Contingent consideration expense	162	158	455	158
Amortization of debt discount	1,146	—	1,146	—
Income tax adjustments	(6,046)	(998)	(6,046)	(998)
Non-GAAP net loss	$(5,560)	$(5,308)	$(6,155)	$(8,968)
Non-GAAP diluted loss per share:
Non-GAAP net loss	$(5,560)	$(5,308)	$(6,155)	$(8,968)
Non-GAAP weighted-average shares used to compute net loss per share attributable to common stockholders, diluted	60,685	58,262	60,372	53,393
Non-GAAP net loss per share, diluted	$(0.09)	$(0.09)	$(0.10)	$(0.17)
Reconciliation of non-GAAP diluted net loss per share
GAAP net loss per share attributable to common stockholders, diluted	$(0.09)	$(0.12)	$(0.17)	$(0.31)
Add back:
Non-GAAP adjustments to net loss per share	—	0.03	0.07	0.14
Non-GAAP net loss per share, diluted	$(0.09)	$(0.09)	$(0.10)	$(0.17)
Reconciliation of non-GAAP diluted weighted-average shares outstanding
GAAP weighted-average shares used to compute net loss per share attributable to common stockholders, diluted	60,685	58,262	60,372	46,757
Add back:
Conversion of redeemable convertible preferred stock into common stock	—	—	—	6,636
Non-GAAP weighted-average shares used to compute non-GAAP net loss per share, diluted	60,685	58,262	60,372	53,393